Exhibit 99.1

Scripps taps Knutson, Tomlin for new leadership roles

Oct. 15, 2020

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) has announced new roles for two of its senior leaders, contingent on the closing of its acquisition of ION Media. Executive Vice President, Chief Financial Officer Lisa Knutson will lead the new Scripps national television networks business, and Executive Vice President, National Media Laura Tomlin will become chief administrative officer of the company.

Scripps’ acquisition of ION Media is expected to close in the first quarter of 2021, pending regulatory approvals. In their new roles, Knutson and Tomlin will continue to report to Scripps President and CEO Adam Symson.

Knutson will oversee the operations of the newly combined businesses of ION Media, the five Katz networks and Newsy. She joined the company in 2005 and served as chief strategy officer and chief administrative officer before being appointed chief financial officer.

Tomlin will lead human resources, information technology and enterprise strategy, with a distinct focus on consumer technology, innovation and entrepreneurship. She joined Scripps in 2010 to build the internal recruiting team and led human resources and business operations for the company’s former Digital division before being named executive vice president, National Media.

“Lisa and Laura are strong leaders, each of whom has a proven track record of creatively and strategically guiding Scripps through periods of change and growth,” Symson said. “In these new roles, both will be instrumental in continuing the company’s tradition of capitalizing on the evolution of the media landscape.”

Scripps has begun the process of identifying a new CFO to replace Knutson when the transaction closes.

The work to integrate ION will help Scripps fully realize the transformational opportunities of the acquisition and to reorganize to be more effective and efficient, Symson said.

“We will continue to ensure our businesses are able to operate with the resources they need to succeed while we seek ways to centralize key corporate and shared services functions across the organization.”

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) advances understanding of the world through journalism. As the nation’s fourth-largest independent TV station owner, Scripps operates 60 television stations in 42 markets. Scripps empowers the next generation of news consumers with its multiplatform news network Newsy and reaches growing audiences through broadcast networks including Bounce and Court TV. Shaping the future of storytelling through digital audio, Scripps owns top podcast company Stitcher and Triton, the global leader in technology and measurement services. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact: Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact: Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com